Exhibit 99.1

FOR IMMEDIATE RELEASE

SOLO CUP ANNOUNCES IMPROVED OPERATING RESULTS FOR SECOND QUARTER 2007

Company Increases Gross Margin and Reduces Debt

HIGHLAND PARK, Ill., August 14, 2007 — Solo Cup Company (the “Company”), a leading provider of disposable foodservice products, today announced its second quarter 2007 financial results.

Second Quarter 2007 Results

For the thirteen weeks ended July 1, 2007, the Company reported net sales of $650.2 million, versus $670.3 million for the thirteen weeks ended July 2, 2006. Although net sales decreased, gross profit for the quarter increased from the year ago period by $4.7 million to $96.7 million, reflecting a gross margin of 14.9%. Selling, general and administrative expenses decreased approximately $8.0 million, or 10.8%, to $65.9 million for the thirteen weeks ended July 1, 2007, from $73.8 million for the thirteen weeks ended July 2, 2006. Operating income for the second quarter 2007 was $32.3 million; excluding a $228.5 million goodwill impairment charge taken in the second quarter of 2006, this represents a $15.1 million improvement in operating income over the prior year. The Company recorded net income of $3.2 million for the thirteen-week period ended July 1, 2007, compared to a net loss of $299.4 million for the comparable period in 2006.

“During the second quarter, we saw our employees’ efforts in implementing our performance improvement program begin to positively impact the bottom line,” said Robert M. Korzenski, chief executive officer. “We are achieving improvements in our manufacturing and supply chain operations ahead of schedule, we are continuing to reduce our SG&A costs and we are doing a better job managing our working capital. We also completed a sale-leaseback transaction during the quarter that reduced our debt and increased our financial flexibility.”

The decrease in net sales reflects a 5.2% decrease in sales volume partially offset by a 2.2% increase in average realized sale price as compared to the thirteen weeks ended July 2, 2006. The lower volume is a result of the divestiture of the Company’s dairy business in Japan in December 2006, which contributed approximately $11 million to net sales in the second quarter of 2006, as well as a modest volume decrease due to continuing competitive conditions and the Company’s ongoing SKU rationalization efforts.

Gross margin for the thirteen weeks ended July 1, 2007 was 14.9% versus 13.7% for the comparable period in 2006. The increase in both gross profit and gross margin reflects the impact of efficiency improvements implemented as part of the Company’s performance improvement program and the Company’s investments in information systems. These improvements helped to offset continued increases in raw material costs. Gross profit for the thirteen weeks ended July 2, 2006 included a $22.1 million pension curtailment gain and a $9.8 million charge for excess and obsolete spare parts and finished goods inventory. Excluding these unusual adjustments, gross margin for the second quarter of 2006 was 11.9%.

Improvements in selling, general and administrative expenses were due to cost savings initiatives also implemented as part of the Company’s performance improvement program. The cost savings were partially offset by performance-based compensation reserves during the period as well as professional fees related to the performance improvement program and transaction costs.

Year-to-Date 2007 Results

The Company has reduced its net debt by $140.5 million since the beginning of the year including the retirement of its $130 million second lien term loan. As of July 1, 2007, the Company had in excess of $100 million of liquidity under its revolving credit facilities and cash on hand. Net cash provided by operating activities during the twenty-six weeks ended July 1, 2007 was $29.1 million compared to net cash used in operating activities of $79.9 million during the first twenty-six weeks of 2006, a $109 million improvement. Capital expenditures totaled $14.9 million for the twenty-six weeks ended July 1, 2007 versus $29.6 million during the first twenty-six weeks of 2006.

For the twenty-six weeks ended July 1, 2007, the Company reported net sales of $1.20 billion compared to net sales of $1.24 billion for the twenty-six weeks ended July 2, 2006. Gross profit year to date is $143.2 million compared to $145.8 million year to date in 2006. Selling, general and administrative expenses decreased $16.0 million this year to $125.0 million. The Company reported a net loss for the twenty-six weeks ended July 1, 2007 of $35.5 million.

Net sales decreased $33.3 million, or 2.7%, for the twenty-six weeks ended July 1, 2007 compared to the prior year period. This decrease reflects a 4.8% decrease in sales volume partially offset by a 2.1% increase in average realized sales price as compared to the twenty-six weeks ended July 2, 2006. The sale of the Company’s Japan dairy business represents approximately $21 million of the decline with the remainder attributed to competitive pressure and SKU rationalization across product categories.

Year over year, gross profit for the twenty-six weeks ended July 1, 2007 decreased slightly reflecting raw material costs absorbed during first quarter 2007 offset by lower freight and distribution expenses as well as other efficiency improvements realized during second quarter 2007. Gross profit for the twenty-six weeks ended July 2, 2006 included a $9.8 million reserve for spare parts and inventory obsolescence, and $22.1 million in pension curtailment gains. Excluding these unusual items, the Company’s gross margin for the twenty-six weeks ended July 2, 2006 would have been 10.8%, compared to gross margin of 11.9% for the twenty-six weeks ended July 1, 2007.

As a percentage of sales, selling, general and administrative expenses were 10.4% for the twenty-six weeks ended July 1, 2007 versus 11.4% for the twenty-six weeks ended July 2, 2006. Operating income for the first twenty-six weeks of 2007 was $19.6 million. Excluding a $228.5 million goodwill impairment charge taken in the second quarter of 2006, this represents a $16.5 million improvement over the prior year.

Korzenski concluded, “We continue to face rising raw material prices and incur high interest expense while operating in a competitive environment. However, our second quarter results show that our business is growing stronger. Our liquidity position continues to improve as we better manage our cash and working capital, and reduce our net borrowings. Going forward, we are focused on receiving fair value for our products and services while striving for best-in-class service levels, and continuing to pursue efficiency improvements across the board. We intend to maintain our focus on these efforts as the year progresses.”

The Company will host a conference call beginning at 10:00 a.m. Central Daylight Time on Wednesday, August 15, 2007, to discuss its second quarter financial results. The conference call may be accessed by dialing 1-877-704-5384. A replay will be available for one week after the call by dialing 1-888-203-1112 reservation number 4601385.

Solo Cup Company is a $2.5 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging and international markets. Solo Cup has broad expertise in paper, plastic and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, the ability of the Company to effectively implement the integrated performance improvement program and other initiatives designed to reduce cost and improve operating efficiencies, the effect of general economic and competitive business conditions, increases in energy, raw material and other manufacturing costs, any material weaknesses in our internal control over financial reporting that are not remedied effectively, the impact of our significant debt on our financial health and operating flexibility, the impact of any legal or regulatory proceedings as a result of our restatement of our consolidated financial statements, and fluctuations in demand for the Company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our most recent Quarterly Report filing on Form 10-Q, our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made. Schedule A is attached to this release and available on the company’s website.

Media Contact:	Analyst Contact:
Angie Chaplin, 847-579-3503	Richard Ryan, 847-579-3603
angie.chaplin@solocup.com	richard.ryan@solocup.com

Schedule A

SOLO CUP COMPANY

Consolidated Statements of Operations

(Unaudited, in thousands)

	Thirteen weeks ended July 1, 2007	Thirteen weeks ended July 2, 2006	Twenty-six weeks ended July 1, 2007	Twenty-six weeks ended July 2, 2006
Net sales	$650,236	$670,297	1,204,258	1,237,533
Cost of goods sold(1)	553,564	578,309	1,061,101	1,091,724

Gross profit	96,672	91,988	143,157	145,809
Selling, general and administrative expenses	65,875	73,847	124,958	140,924
Impairment of goodwill	—	228,537	—	228,537
(Gain) loss on sale of property, plant and equipment	(1,528)	943	(1,389)	1,807

Operating income (loss)	32,325	(211,339)	19,588	(225,459)
Interest expense, net	27,233	22,010	52,929	42,389
Prepayment penalty	1,300	—	1,300	—
Loss on debt extinguishment	3,962	—	3,962	—
Foreign currency exchange gain, net	(1,398)	(2,676)	(1,798)	(3,710)
Other (income) expense, net	(56)	376	(95)	503

Income (loss) before income taxes	1,284	(231,049)	(36,710)	(264,641)
Income tax provision (benefit)	(1,916)	68,315	(1,174)	54,878

Net income (loss)	$3,200	$(299,364)	$(35,536)	$(319,519)

(1)

Cost of goods sold for the thirteen and twenty-six weeks ended July 2, 2006 includes a $9.8 million charge for excess and obsolete spare parts and finished goods inventory that resulted from changes in the company’s accounting estimates, offset by a $22.1 million credit for the curtailment gains related to negotiated changes in postretirement benefits for certain active employees.

The following table reconciles EBITDA, Consolidated EBITDA and Adjusted EBITDA (non-GAAP measures) to net income (loss) (GAAP measure):

	Thirteen weeks ended July 1, 2007	Thirteen weeks ended July 2, 2006	Twenty-six weeks ended July 1, 2007	Twenty-six weeks ended July 2, 2006
	(Unaudited, in thousands)
Net income (loss) (GAAP measure)	$3,200	$(299,364)	$(35,536)	$(319,519)
Interest expense, net(1)	28,533	22,010	54,229	42,389
Income tax provision (benefit)	(1,916)	68,315	(1,174)	54,878
Depreciation and amortization	24,050	24,840	48,417	50,550

EBITDA (non-GAAP measure)	53,867	(184,199)	65,936	(171,702)
Goodwill impairment	—	228,537	—	228,537
(Gain) loss on sale of property, plant and equipment	(1,528)	943	(1,389)	1,807
Loss on debt extinguishment	3,962	—	3,962	—
Foreign currency exchange (gain) loss	(1,398)	(2,676)	(1,798)	(3,710)
Asset impairment	2,559	2,415	2,559	2,540
Postretirement benefit curtailment	—	(22,067)	—	(22,067)
Spare parts and finished goods inventory valuation	—	9,766	—	9,766
Restructuring and integration expense, including severance	—	7,644	—	11,128
Other expenses(2)	894	3,110	1,949	8,849

Consolidated EBITDA (non-GAAP measure)(3)	$58,356	$43,473	$71,219	$65,148

Other unusual items(4)	6,485	—	15,037	—

Adjusted EBITDA (non-GAAP measure)	$64,841	$43,473	$86,256	$65,148

(1)	Includes $1.3 million prepayment penalty for the Second Lien Term Loan in 2007.

(2)

In 2007, Other expenses includes charges related to the Company’s contemplated transactions as well as the December 2006 amendments to the Company’s domestic credit facilities. Other expenses is net of a $0.6 million settlement gain related to one of the Company’s defined benefit retirement plans. In 2006, Other expenses includes expenses related to the implementation of our new order management system and legal expenses related to resolution of contractual disputes arising from the SF Holdings Acquisition.

(3)	Consolidated EBITDA is the measure used for evaluating our covenant compliance under our first lien credit facility.

(4)

Other Unusual Items include expenses related to the implementation of our new order management system of $1.0 million and $4.5 million for the thirteen and twenty-six weeks ended July 1, 2007, respectively, and professional fees related to our performance improvement program of $5.5 million and $10.5 million for the thirteen and twenty-six weeks ended July 1, 2007, respectively.

Non-GAAP Financial Measures: The Non-GAAP financial measures contained in this press release (such as EBITDA, Consolidated EBITDA, Adjusted EBITDA and certain financial measures that exclude unusual items) are not measures of financial performance under GAAP and should not be considered as alternatives to net income (loss) or any other performance measure derived in accordance with GAAP. They should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, or as alternative measures of liquidity. The Non-GAAP financial measures adjust for factors that are unusual and are presented to provide a view to measures similar to those used in evaluating our compliance with certain covenants under our credit facilities and the indenture governing our 8.5% senior subordinated notes. They are also used as a metric to determine certain components of performance-based compensation.

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